                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              Halliburton Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                              Halliburton Company
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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Notes:

                  [LOGO OF HALLIBURTON COMPANY APPEARS HERE]

                                                                  March 21, 1995

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Halliburton Company which will be held on Tuesday, May 16, 1995, at 9:00 a.m. in the Parisian Room of the Fairmont Hotel, 1717 N. Akard, Dallas, Texas 75201.

  At the meeting, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, stockholders are being asked to elect a Board of Directors of ten directors to serve for the coming year, to ratify the selection of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of the Company for 1995, and to act on a stockholder proposal, if properly presented at the meeting.

  It is very important that your shares are represented and voted at the meeting. Accordingly, please sign, date and return the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card. We would appreciate your informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating accommodations.

  The continuing interest of our stockholders in the business of the Company is appreciated and we hope many of you will be able to attend the Annual Meeting.

                                          Sincerely,

                                          [SIGNATURE OF THOMAS H. CRUIKSHANK
                                          APPEARS HERE]

                                          Thomas H. Cruikshank
                                          Chairman of the Board
                                          and Chief Executive Officer

                  [LOGO OF HALLIBURTON COMPANY APPEARS HERE]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 1995

  The Annual Meeting of Stockholders of HALLIBURTON COMPANY, a Delaware corporation (the "Company"), will be held on Tuesday, May 16, 1995, at 9:00 a.m., in the Parisian Room of the Fairmont Hotel, 1717 N. Akard, Dallas, Texas 75201, to consider and act upon the matters discussed in the attached proxy statement as follows:

  1. To elect ten (10) Directors to serve for the ensuing year and until their successors shall be elected and shall qualify.

  2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of the Company for the year 1995.

  3. If properly presented, to consider and act on the stockholder proposal set forth on pages 20 and 21 of the Proxy Statement, which is opposed by the Board of Directors.

  4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed Monday, March 20, 1995, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof. A Proxy Statement is attached and incorporated herein by reference.

                                          By order of the Board of Directors,

                                      [SIGNATURE OF SUSAN S. KEITH APPEARS HERE]

                                                     Susan S. Keith
                                              Vice President and Secretary

March 21, 1995

                               ----------------

  IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES WHICH YOU HOLD. TO AVOID UNNECESSARY EXPENSES AND DELAY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. A RETURN ENVELOPE IS ENCLOSED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

                              GENERAL INFORMATION

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Halliburton Company (the "Company"). Execution of the proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will be revoked if the stockholder is present at the Annual Meeting and elects to vote in person.

  The record date for determination of the stockholders entitled to vote at the Annual Meeting is the close of business on March 20, 1995. The Company's Common Stock, par value $2.50, is the only class of capital stock of the Company that is outstanding. As of March 20, 1995, there were 114,201,317 shares of Common Stock outstanding. Each of the outstanding shares of Common Stock is entitled to one vote. A complete list of stockholders entitled to vote will be kept at the Company's offices at the address specified on page 2 for ten days prior to the Annual Meeting.

  Shares will be voted in accordance with the stockholder's instructions in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted for the election of Directors, for ratification of the selection of auditors and against the stockholder proposal.

  Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. In all matters other than the election of Directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and for purposes of determining the outcome of such matter.

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held in street name which cannot be voted by a broker on certain matters in the absence of instructions from the beneficial owner of the shares) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters).

  In the election of Directors, shares present but not voting will be disregarded (except for quorum purposes) and the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of Directors to be elected by those shares, will be elected and votes withheld will have no legal effect.

  In accordance with the Company's confidential voting policy, no vote of any stockholder, whether by proxy or in person, will be disclosed to the officers, Directors and employees of the Company, except (i) as necessary to meet applicable legal requirements and to assert claims for and defend claims against the Company, (ii) when disclosure is voluntarily made or requested by the stockholder, (iii) where stockholders write comments on proxy cards or (iv) in the event of a proxy solicitation not approved and recommended by the Board of Directors. The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of the Company.

  This Proxy Statement and form of proxy are being sent to stockholders on or about April 3, 1995. The Company's Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 1994 accompanies this Proxy Statement. Such Annual Report is not to be considered as a part of the proxy solicitation material nor as having been incorporated herein by reference.

  The principal executive offices of the Company are located at 3600 Lincoln Plaza, 500 N. Akard Street, Dallas, Texas 75201-3391.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

  Mr. Robert W. Campbell, who has served as a Director since 1989, is retiring from the Board of Directors immediately prior to the Annual Meeting of Stockholders on May 16, 1995, and will not be a candidate for election for the ensuing year. Due to the retirement of Mr. Campbell from the Board of Directors immediately prior to the Annual Meeting of Stockholders on May 16, 1995, the number of Directors which constitutes the Board of Directors will be reduced from eleven to ten, effective at 9:00 a.m. (Central Daylight Time) on May 16, 1995.

  Ten Directors are to be elected to serve for the ensuing year and until their successors are elected and qualify. All of the ten nominees hereinafter named are presently Directors of the Company. It is intended that the Common Stock represented by the proxies, in the absence of instructions to the contrary, will be voted for the election as Directors of the ten nominees, or if any such nominee shall be unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors, unless the Board of Directors, because of the unavailability of a suitable substitute, reduces the number of Directors to be elected. Each nominee has indicated approval of his or her nomination and his or her willingness to serve if elected.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR

                ANNE L. ARMSTRONG, 67, Chairman of Board of Trustees, Center
[PHOTO        for Strategic and International Studies, Washington, D.C.;
APPEARS       former Chairman of the President's Foreign Intelligence Advisory
  HERE]       Board, 1981-1990; former Ambassador to Great Britain; joined
              Halliburton Company Board in 1977; Chairman of the Environment,
              Health and Safety Committee and member of the Management
              Oversight and Nominating Committees; Director of American
              Express Company, Boise Cascade Corporation, General Motors
              Corporation and Glaxo p.l.c.

                LORD CLITHEROE, 65, Chairman, The Yorkshire Bank, PLC; Deputy
[PHOTO        Chief Executive, The RTZ Corporation PLC (an international group
APPEARS       of mining and industrial companies), 1987-1989; Executive
  HERE]       Director, The RTZ Corporation PLC, 1968-1987; joined Halliburton
              Company Board in 1987; Chairman of the Management Oversight
              Committee and member of the Environment, Health and Safety and Nominating Committees.

                ROBERT L. CRANDALL, 59, Chairman, President and Chief
[PHOTO        Executive Officer, AMR Corporation and Chairman and Chief
APPEARS       Executive Officer, American Airlines, Inc. (engaged primarily in
  HERE]       the air transportation business) since 1985; President, American
              Airlines, Inc., 1985-1995; joined Halliburton Company Board in
              1986; Chairman of the Audit Committee and member of the Compensation and Management Oversight Committees; Director of
              AMR Corporation and American Airlines, Inc.

                THOMAS H. CRUIKSHANK, 63, Chairman of the Board and Chief
[PHOTO        Executive Officer of the Company; President and Chief Executive
APPEARS       Officer of the Company, 1983-1989; joined Halliburton Company
  HERE]       Board in 1977; Director of Goodyear Tire and Rubber Company and
              The Williams Companies, Inc.

                WILLIAM R. HOWELL, 59, Chairman of the Board, J.C. Penney
[PHOTO        Company, Inc. (a major retailer); Chairman of the Board and
APPEARS       Chief Executive Officer, J.C. Penney Company, Inc., 1983-1994;
  HERE]       joined Halliburton Company Board in 1991; Chairman of the
              Compensation Committee and member of the Management Oversight and Audit Committees; Director of J.C. Penney Company, Inc.,
              Exxon Corporation, Warner-Lambert Company, Bankers Trust Company and Bankers Trust New York Corporation.

                DALE P. JONES, 58, President of the Company; Executive Vice
[PHOTO        President -- Oil Field Services of the Company, 1987-1989;
APPEARS       Senior Vice President of the Company, 1987; joined Halliburton
  HERE]       Company Board in 1988; Director of Keystone International, Inc.

                C. J. SILAS, 62, Chairman of the Board and Chief Executive
[PHOTO        Officer (retired), Phillips Petroleum Company (engaged in
APPEARS       exploration and production of crude oil, natural gas and natural
  HERE]       gas liquids on a worldwide basis, the manufacture of plastics and petrochemicals and other activities), 1985-1994; joined
              Halliburton Company Board in 1993; member of the Compensation,
              Audit and Management Oversight Committees; Director of Comsat
              Corporation and Reader's Digest Association, Inc.

                ROGER T. STAUBACH, 53, Chairman and Chief Executive Officer,
[PHOTO        The Staubach Company (a diversified real estate company);
APPEARS       Chairman, Chief Executive Officer and President, The Staubach
  HERE]       Company, 1983-1991; joined Halliburton Company Board in 1991;
              member of the Compensation, Management Oversight and Environment, Health and Safety Committees; Director of Gibson
              Greetings, Inc., Life Partners Group, Inc., First USA, Inc.,
              Brinker International, Inc. and Columbus Realty Trust.

                RICHARD J. STEGEMEIER, 66, Chairman of the Board, since 1989,
[PHOTO        Unocal Corporation (an energy resources company); Chief
APPEARS       Executive Officer of Unocal Corporation, 1988-1994; President,
  HERE]       Unocal Corporation, 1985-1992; joined Halliburton Company Board in 1994; member of the Audit, Nominating and Management
              Oversight Committees; Director of Unocal Corporation, First
              Interstate Bancorp, Foundation Health Corporation, Northrop
              Grumman Corporation, and Outboard Marine Corporation.

                E. L. WILLIAMSON, 70, Chairman of the Board and Chief
[PHOTO        Executive Officer (retired), The Louisiana Land and Exploration
APPEARS       Company (engaged principally in the exploration, development and
  HERE]       production of natural resources), 1985-1988; joined Halliburton
              Company Board in 1981; Vice Chairman of the Environment, Health and Safety Committee and member of the Compensation and Management Oversight Committees; Director of The Louisiana Land and Exploration Company, Hibernia Corporation and Central
              Louisiana Electric Company, Inc.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information with respect to persons or groups who, to the Company's knowledge (based on information contained in Schedules 13G filed with the Securities and Exchange Commission with respect to beneficial ownership at December 31, 1994), own or have the right to acquire more than five percent of the Common Stock of the Company.

                                                           AMOUNT AND
                                                           NATURE OF     PERCENT
 NAME AND ADDRESS                                          BENEFICIAL      OF
 OF BENEFICIAL OWNER                                       OWNERSHIP      CLASS
 -------------------                                       ----------    -------
FMR Corp. ................................................ 14,681,495(1)  12.86%
 82 Devonshire Street
 Boston, MA 02109

--------
(1) The number of shares reported includes 11,996,286 shares beneficially owned by Fidelity Management & Research Company, 2,544,609 shares owned by Fidelity Management Trust Company and 140,600 shares held by Fidelity International Limited. FMR Corp., through control of Fidelity Management & Research Company and Fidelity Management Trust Company, has sole dispositive power over the shares with the exception of those held beneficially by Fidelity International Limited. FMR Corp. has sole power to vote or to direct the vote of 1,846,509 shares of Common Stock.

  The following table sets forth, as of March 20, 1995, the amount of Company Common Stock owned beneficially by each Director and nominee for Director, each of the executive officers named in the Summary Compensation Table on page 14 and all Directors, nominees for Director and executive officers as a group.

                                                      AMOUNT AND NATURE OF
                                                      BENEFICIAL OWNERSHIP
                                                 --------------------------------
                                                               SHARED
                                                 SOLE VOTING VOTING OR
NAME OF BENEFICIAL OWNER OR                      AND INVEST- INVESTMENT  PERCENT
NUMBER OF PERSONS IN GROUP                       MENT POWER   POWER(1)   OF CLASS
---------------------------                      ----------- ----------  --------
Anne L. Armstrong..............................      1,400                  *
Alan A. Baker(3)(4)............................     71,329     1,200(2)     *
Robert W. Campbell.............................        900                  *
Lord Clitheroe.................................        700                  *
Robert L. Crandall.............................        900                  *
Thomas H. Cruikshank(3)(4).....................    175,000                  *
William R. Howell..............................        700                  *
Dale P. Jones(3)(4)............................    100,855                  *
Tommy E. Knight(4).............................     47,749                  *
Ken R. LeSuer(4)...............................     51,804     1,886(2)     *
W. Bernard Pieper(4)...........................    110,471                  *
C. J. Silas....................................        400                  *
Roger T. Staubach..............................        900                  *
Richard J. Stegemeier..........................        200     1,000(2)     *
E. L. Williamson...............................        400       500(2)     *
Shares owned by all current Directors, nominees
 for Director and executive officers as a group
 (17 persons)(4)...............................    618,696     4,586        *

--------
 * Less than 1% of shares outstanding.
(1) Halliburton Company Employee Benefit Master Trust No. 3 (the "Trust"), a trust established to hold the assets of the Halliburton Stock Fund for certain of the Company's profit sharing, retirement and savings plans ("Plans"), held 1,908,986 shares of Company Common Stock at March 20, 1995. Messrs. Baker and Cruikshank and an executive officer not named in the above table have beneficial interests in the Trust. Shares of Company Common Stock held in the Trust are not allocated to any individual's account and an aggregate of 7,469 shares which might be deemed to be beneficially owned as of March 20, 1995 by Messrs. Baker, Cruikshank and an unnamed executive officer are not included in the table above. Shares owned by the Trust are voted by the Trustee, State Street Bank and Trust Company, in accordance with voting instructions from the participants. Under the terms of the Plans, a participant has the right, from time to time, to determine whether up to 15% of his account is invested in the Halliburton Stock Fund or in alternative investments permitted by the Plans. The Trustee, however, determines when sales or purchases are to be made by the Trust.
(2) 1,200 and 1,886 shares, respectively, are held in joint tenancy by Mr. Baker and his wife and Mr. LeSuer and his wife. Such individuals share voting and investment power with respect to their respective shares. Mr. Stegemeier and his wife hold 1,000 shares as co-trustees of the Stegemeier Family Trust and share voting and investment power with respect to such shares. 500 shares are held in the name of WMSON COMPANY, L.L.C., a limited liability company in which Mr. Williamson and his wife and other family members own all of the outstanding interests. All of such individuals share voting and investment power with respect to such shares.
(3) Not included in the table for Messrs. Cruikshank and Baker are 400 shares and 16,207 shares, respectively, held by their wives and 3,566 shares owned by Mr. Jones' daughter. Messrs. Cruikshank, Baker and Jones disclaim any beneficial ownership in such shares of Common Stock.
(4) Included in the table are shares of Common Stock which may be purchased pursuant to outstanding stock options within 60 days of the date hereof for the following: Mr. Baker-25,832; Mr. Cruikshank-80,000; Mr. Jones-45,000; Mr. Knight-25,832; Mr. LeSuer-18,498; Mr. Pieper-46,665 and two
    unnamed executive officers-4,666 and 14,332, respectively. Until such time as the options are exercised, the aforesaid individuals will neither have voting nor investment power with respect to the underlying shares of Common Stock but only have the right to acquire beneficial ownership thereof through exercise of their respective options.

                            THE BOARD OF DIRECTORS
                                     AND
                       STANDING COMMITTEES OF DIRECTORS

  The Board of Directors of the Company has standing Audit, Compensation, Nominating, Environment, Health and Safety and Management Oversight Committees. During the last fiscal year, the Board of Directors met on 7 occasions, the Compensation, Nominating and Audit Committees each met on 3 occasions, the Environment, Health and Safety Committee met on 2 occasions, and the Management Oversight Committee met on 5 occasions. No member of the Board attended fewer than 75 percent of the aggregate number of meetings of the Board and the Committees on which he or she served during the last fiscal year.

AUDIT COMMITTEE

  The Audit Committee, among its functions, recommends to the Board of Directors the appointment of independent auditors; reviews the scope of the independent auditors' examination and the scope of activities of the internal audit department; reviews the Company's financial policies and accounting systems and controls; and approves and ratifies the duties and compensation of the independent auditors, both with respect to audit and non-audit services. The Committee also reviews the Company's compliance with its Code of Business Conduct. The Committee meets separately from time to time with the independent auditors and with members of the internal audit staff, outside the presence of Company management or other employees, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

COMPENSATION COMMITTEE

  Duties of the Compensation Committee include developing and approving an overall executive compensation philosophy consistent with corporate objectives and stockholder interests; acting as a salary and promotion committee with respect to officers of the Company and certain officers of subsidiaries and divisions; establishing annual performance goals under the corporate short-term incentive plan; administering and granting awards under the Company's 1993 Stock and Long-Term Incentive Plan and Senior Executives' Deferred Compensation Plan; administering the Career Executive Incentive Stock Plan; acting as a committee for administration of other forms of non-salary compensation; and evaluating management development programs and activities.

NOMINATING COMMITTEE

  The Nominating Committee develops and recommends to the Board of Directors criteria relating to candidate selection; identifies candidates for Board membership; establishes procedures whereby individuals may be recommended by stockholders for consideration by the Committee as possible candidates for election to the Board; proposes to the Board a slate of Director nominees for election at the Annual Meeting of Stockholders and candidates to fill vacancies on the Board; and recommends members to serve on the various Committees of the Board.

  The Nominating Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the Committee in care of the Vice President and Secretary at the address of the Company set forth on page 2 of this Proxy Statement. Stockholder nominations must be submitted prior to year end and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desirous of serving, if elected.

  Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in the Company's bylaws. The bylaws provide that a stockholder of the Company entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Such nominations shall be made pursuant to written notice to the Secretary, which must be received at the principal executive offices of the Company not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting. The notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and
(iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with the above-specified procedures.

ENVIRONMENT, HEALTH AND SAFETY COMMITTEE

  The Environment, Health and Safety Committee has responsibility for reviewing and assessing the Company's environmental, health and safety policies and practices and proposing modifications or additions thereto as needed; overseeing the communication and implementation of such policies throughout the Company; reviewing annually the environmental, health and safety performance of the Company's operating units and their compliance with applicable policies and legal requirements; and identifying, analyzing and advising the Board on environmental, health and safety trends and related emerging issues.

MANAGEMENT OVERSIGHT COMMITTEE

  The Management Oversight Committee has responsibility for evaluating the performance of the Chief Executive Officer of the Company; reviewing succession plans for senior management of the Company and its major operating groups; and reviewing other internal matters of broad corporate significance.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Halliburton's primary mission is to enhance long-term shareholder value by providing a broad spectrum of high quality services and related products within the energy services, engineering and construction, and insurance industry segments in which the Company operates. The Compensation Committee of Directors (the "Committee") believes that the Company's total compensation package for executives should be linked principally to increased shareholder value and to measures which drive shareholder value.

  The Committee has responsibility for overseeing the compensation program for the members of the Executive Committee of the Company (composed of five executive officers) and other senior officers of the Company, its subsidiaries, and divisions. The Committee is comprised entirely of independent Directors, none of whom is an employee or former employee of the Company. Moreover, none of the members has an "interlocking" relationship with the board of directors or compensation committee of any unaffiliated corporation.

OVERALL EXECUTIVE COMPENSATION PHILOSOPHY

  The overriding objective of the total compensation package for senior executives is to emphasize the enhancement of shareholder value. Beyond this, the Committee's priorities are to establish and maintain competitive executive compensation programs that enable the Company to attract, retain, and motivate the high caliber executives required for the success of the business. In determining what it deems to be appropriate types and amounts of compensation for its executive officers, the Committee consults with outside compensation consultants and reviews independent compensation data.

  In the design and administration of executive compensation programs, the Committee refers to, but does not necessarily target, current market levels at the 50th percentile. In doing so, the Committee considers the compensation practices of companies, adjusted for size, within the energy services and engineering and construction industries, as well as practices of similarly sized companies within general industry which, in the Committee's opinion, provide the most comparable reference for the Company's executive positions (the "Peer Groups").

  In determining actual compensation levels, the Committee considers total compensation, as well as each component of the compensation package. With respect to total compensation, the compensation package is expected to produce payments at or below market levels, given acceptable corporate performance, and above market levels, given outstanding corporate performance.

RELATIONSHIP OF PAY TO PERFORMANCE

  In 1994, the Company linked annual incentive awards to the achievement of performance goals based on the Company's consolidated after-tax net income. Long-term incentives, provided in the form of stock options and restricted stock, are directly tied to the Company's stock price performance.

  As a means of strengthening the link between total cash compensation and Company performance, effective January 1, 1995, the existing Annual Incentive Compensation Plan (the "Annual Incentive Plan") has been replaced with an intermediate term rewards-oriented program based on "cash value added" ("CVA"). CVA measures the difference between after tax cash income and a capital charge based upon the Company's weighted average cost of capital to determine the amount of value, in terms of cash flow, added to the business. Because CVA has been demonstrated to provide a close correlation to total shareholder return, incentive awards will be tied more closely to the enhancement of shareholder value.

  To further relate the compensation earned under the new CVA program to shareholder value creation and to focus executives' attention on a time frame longer than one year, i.e., the intermediate term, only one-half of the bonus earned for the year will be paid in cash. The remaining one-half of the bonus will be denominated in shares of stock and will be paid in cash in installments in each of the next two years.

  The Committee believes its objectives can be optimally achieved by providing a compensation package that consists of a cash base salary, a rewards-oriented compensation program aligned with shareholder value creation, stock-based awards, and benefits, including supplemental retirement benefits.

BASE SALARY

  Salaries for the executive officers are reviewed annually by the Committee. In making salary decisions, the Committee exercises discretion and judgment based on the following factors: internal factors involving the executive's level of responsibility, experience, individual performance, and equity issues relating to pay for other Company executives, as well as external factors involving competitive positioning, overall corporate performance, and general economic conditions. No specific formula is applied to determine the weight of each factor.

  Mr. Cruikshank (Chairman of the Board and Chief Executive Officer) did not receive a merit increase to base salary in 1994. The Committee based its decision on the continued instability of the industry markets, the uncertainty of the economic environment, and the ongoing restructuring and cost reduction efforts within the Company. However, two of the executive officers named in the Summary Compensation Table received adjustments in base salary in recognition of their respective promotions.

ANNUAL INCENTIVE COMPENSATION

  In 1994, the Annual Incentive Plan linked executive officers' annual incentive compensation to the achievement of the Company's consolidated after-tax net income goal. Members of the Executive Committee, Company officers, and certain senior Company managers were eligible to participate in this Plan.

  In general, the financial requirements for 1994 Company performance included specific amounts of predetermined net income below which no incentive payment could be earned and at which a maximum incentive payment could be earned. In addition, the Company may award additional compensation based on extraordinary individual performance.

  In 1994, the consolidated net income target was achieved and accordingly, incentive awards were earned by the executive officers, including Mr. Cruikshank. The executive officer who headed the Halliburton Energy Services Group received an additional discretionary award in recognition of his extraordinary contributions to his business unit's improved performance.

STOCK-BASED COMPENSATION

  The 1993 Stock and Long-Term Incentive Plan (the "1993 Plan") provides for a variety of cash and stock-based vehicles (including stock options, stock appreciation rights, and restricted stock, among others) from which the Committee may, in its discretion, select in establishing individual long-term incentive awards.

  Stock options were the principal long-term incentive granted to executive officers in 1994. Stock options granted in 1994 are exercisable at the fair market value of the Common Stock on the date of grant and become exercisable during employment over a three-year period (one-third per year). Options, which have value only if the stock price appreciates following the date of grant, provide an excellent means for linking executives' interests directly to those of shareholders.

  The Committee's determination of the number of option shares granted, including the grant made to Mr. Cruikshank, was based primarily on a subjective assessment of organizational role and internal job relationships, as well as a reference to competitive practices in long-term incentive opportunities in the Peer Group. An option for 90,000 shares was granted to Mr. Cruikshank in February 1994.

  The Committee also made limited use of grants of restricted stock to two executive officers who received promotions in order to build their stock ownership in the Company. In determining the appropriate restricted stock award, the Committee considered the person's job level, performance, potential for future contributions, and the timing and size of previous awards of restricted stock and options. No particular weight was given to any individual factor.

SENIOR EXECUTIVES' DEFERRED COMPENSATION PLAN

  Under the terms of the Senior Executives' Deferred Compensation Plan (the "SEDC Plan"), which is used for the purpose of providing supplemental retirement benefits to senior executives, (i) mandatory additions to a participant's account are made to offset contributions to which each was entitled under the Company's qualified defined contribution plans in excess of maximum contributions permitted under the Internal Revenue Code (commonly known as ERISA Offset Benefits), (ii) mandatory additions equal to the amount of any remuneration that is deferred to preserve deductibility under Section 162(m) of the Internal Revenue Code are allocated to a participant's account in lieu of the payment of such remuneration ("Mandatory Deferred Compensation"), and (iii) discretionary additions, in such amounts as the Committee may determine, are made to provide additional supplemental retirement benefits ("Supplemental Retirement Benefit"). Interest on active and retired participants' Supplemental Retirement Benefit accounts is accrued at the rate of five and ten percent per annum, respectively, while interest on ERISA Offset Benefits and Mandatory Deferred Compensation balances accrues at the rate of ten percent per annum. No amounts may be received by a participant under the SEDC Plan prior to such participant's termination.

  In making Supplemental Retirement Benefit contributions under the SEDC Plan, amounts are determined considering guidelines that include references to retirement benefits provided from other programs, compensation, length of service with the Company and as an officer, and years of service to normal retirement. There is no specific weighting of these factors. In addition, in determining the 1994 Supplemental Retirement Benefit contribution for Mr. Cruikshank, the Committee considered a study by the outside compensation consultant which included a comparison of Mr. Cruikshank's projected retirement income benefits and total compensation to the Peer Group's chief executive officers. In 1994, the Supplemental Retirement Benefit addition for Mr. Cruikshank was $600,000.

POLICY WITH RESPECT TO $1 MILLION DEDUCTION LIMITATION

  The Committee has considered the impact of the provisions of Section 162(m) of the Internal Revenue Code that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company's Chief Executive Officer and its four most highly compensated officers. It is the Committee's objective to maximize deductibility under
Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

  Accordingly, with respect to compensation payable to an applicable executive officer which would otherwise be disallowable, it is the Committee's policy that, to the extent feasible, such amounts be deferred until the limitation on deductibility no longer applies with respect to such person.

                                 Respectfully submitted,

                                 THE COMPENSATION COMMITTEE OF DIRECTORS

                                 Robert L. Crandall
                                 W. R. Howell
                                 C. J. Silas
                                 Roger T. Staubach
                                 E. L. Williamson

         COMPARISON OF FIVE YEAR AND THREE YEAR CUMULATIVE TOTAL RETURN

  Charts I and II below compare the Company's cumulative total stockholder return on its Common Stock for the five-year period and the three-year period ended December 31, 1994, with the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Energy Composite Index ("S&P Energy Composite"). These comparisons assume the investment of $100 on December 31, 1989 and December 31, 1991, respectively, and the reinvestment of dividends. Chart I, covering a five-year period, is required by regulations of the Securities and Exchange Commission while Chart II is provided to give the stockholder an added perspective on total stockholder return over a three-year period. The stockholder returns set forth on the charts below are not necessarily indicative of future performance.

                                    CHART I

                    Total Stockholders' Return - Five Years
 Assumes Investment of $100 on December 31, 1989 and Reinvestment of Dividends








                              12-31-89   12-31-90  12-31-91  12-31-92  12-31-93  12-31-94
                              --------   --------  --------  --------  --------  --------
HALLIBURTON COMPANY..........   $100     $109.01   $ 69.79   $ 72.80   $ 82.93   $ 88.96
S&P 500......................   $100     $ 96.90   $126.42   $136.05   $149.76   $151.74
S&P ENERGY COMPOSITE.........   $100     $103.15   $110.92   $113.18   $130.98   $136.00

  During the last three years, the Company has taken a number of strategic actions to improve its performance. Key elements include, but are not limited to, the acquisition and sale of certain businesses to enable the Company to concentrate its efforts on core business activities, the operational and organizational restructuring of its energy services business, downsizing of facilities and numbers of employees to meet and respond to decreased market demand in the energy services industry and company-wide intensive efforts to reduce costs. While significant charges to earnings were incurred in furtherance of certain of such actions, management believes that these initiatives have been and are appropriate. During much of the three-year period, as is indicated in Chart II, total stockholders' return for the Company's stockholders exceeded both the S&P 500 and S&P Energy Composite indices.

                                    CHART II

                    Total Stockholders' Return - Three Years
 Assumes Investment of $100 on December 31, 1991 and Reinvestment of Dividends






                                             12-31-91 12-31-92 12-31-93 12-31-94
                                             -------- -------- -------- --------
  HALLIBURTON COMPANY.......................   $100   $104.31  $118.83  $127.47
  S&P 500...................................   $100   $107.62  $118.46  $120.03
  S&P ENERGY COMPOSITE......................   $100   $102.04  $118.09  $122.61

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION          LONG TERM COMPENSATION
                               ------------------------------- -----------------------------
                                                                      AWARDS         PAYOUTS
                                                               --------------------- -------
                                                               RESTRICTED SECURITIES
                                                  OTHER ANNUAL   STOCK    UNDERLYING  LTIP    ALL OTHER
   NAME AND PRINCIPAL           SALARY    BONUS   COMPENSATION   AWARDS     OPTION   PAYOUTS COMPENSATION
        POSITION          YEAR   ($)     ($)(1)      ($)(2)      ($)(3)      (#)     ($)(4)     ($)(5)
   ------------------     ---- -------- --------- ------------ ---------- ---------- ------- ------------
Thomas H. Cruikshank....  1994 $800,000 $ 400,000               $      0    90,000     N/A     $648,343
 Chairman of the Board
 and                      1993 $800,000 $       0     --        $      0    75,000     N/A     $507,867
 Chief Executive Officer
 of                       1992 $800,000 $       0     --        $      0      N/A      N/A     $404,598
 the Company
W. Bernard Pieper.......  1994 $557,500 $ 285,000     --        $463,125    50,000     N/A     $ 58,642
 Vice Chairman and Chief  1993 $495,000 $       0     --        $      0    45,000     N/A     $124,131
 Operating Officer of     1992 $487,596 $       0     --        $547,500      N/A      N/A     $254,503
 the Company
Dale P. Jones...........  1994 $500,000 $ 250,000     --        $      0    45,000     N/A     $112,338
 President of the
 Company                  1993 $500,000 $       0     --        $      0    45,000     N/A     $173,695
                          1992 $500,000 $       0     --        $547,500      N/A      N/A     $228,726
Alan A. Baker(6)........  1994 $435,000 $ 217,500     --        $      0    27,500     N/A     $ 90,134
 Chairman, Halliburton
 Energy                   1993 $435,000 $       0     --        $      0    25,000     N/A     $254,994
 Services                 1992 $435,000 $       0     --        $547,500      N/A      N/A     $225,116
Tommy E. Knight.........  1994 $415,000 $ 207,500     --        $      0    27,500     N/A     $ 60,664
 President and Chief
 Executive                1993 $395,962 $       0     --        $      0    25,000     N/A     $128,280
 Officer of Brown &
 Root, Inc.               1992 $323,558 $  95,833     --        $177,750      N/A      N/A     $127,501
Ken R. LeSuer(6)........  1994 $385,837 $ 250,000     --        $308,750    27,500     N/A     $162,271
 President and Chief
 Executive                1993 $303,333 $  58,125     --        $228,750    14,000     N/A      119,486
 Officer, Halliburton     1992     N/A       N/A      --            N/A       N/A      N/A         N/A
 Energy Services

--------
(1) The Halliburton Annual Incentive Plan is designed to compensate members of the Executive Committee, Company officers and other designated management employees based on the achievement of predetermined performance goals set annually by the Compensation Committee. Similar annual incentive programs are in effect at Brown & Root and Halliburton Energy Services. Messrs. Cruikshank, Jones, Pieper and Baker participated in the Halliburton Annual Incentive Plan in 1992, 1993 and 1994. Since performance goals were not achieved in 1992 and 1993, no amounts were paid to any of such individuals in such plan years; however, performance goals were achieved in 1994 and payments to each of such individuals, in the amounts set forth in the Table, were made for such plan year. Mr. Knight participated in the Brown & Root annual incentive program in 1992 and received the amount set forth in the Table since performance goals were achieved by Brown & Root in such year. In 1993 and 1994 he participated in the Halliburton Annual Incentive Plan. Nothing was paid to Mr. Knight under such Plan for 1993 as performance goals were not achieved in 1993; however, he received the amount indicated in the Table for the 1994 Plan year, since performance goals were realized in such year. In 1993 Mr. LeSuer participated in the Halliburton Energy Services annual incentive program and, as a result of performance goals having been attained, was paid $35,375. He also received a leadership bonus in the amount of $22,750. In 1994 Mr. LeSuer participated in the Halliburton Annual Incentive Plan and, as noted above, due to the fact that performance goals were achieved, he was paid $200,000 under such Plan for the 1994 Plan year. Additionally, Mr. LeSuer received a discretionary bonus for 1994 in the amount of $50,000.

(2) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than established reporting thresholds.

(3) In 1992 Mr. Jones and Mr. Knight were awarded 20,000 and 6,000 restricted shares, respectively, on which restrictions lapse over a 10 year period; in the same year, Mr. Pieper and Mr. Baker were awarded 20,000 restricted shares each, which restrictions lapse in equal annual installments over periods of 5 and 4 years, respectively, to correspond with their normal retirement dates. In 1993 Mr. LeSuer was awarded 7,500 shares of restricted stock on which restrictions lapse over a 5 year period. In 1994 Mr. Pieper and Mr. LeSuer were awarded 15,000 and 10,000 shares, respectively. Restrictions lapse on Mr. Pieper's shares over a 3 year period while restrictions on Mr. LeSuer's shares lapse over 5 years. The total number and value of restricted shares held by each of the above individuals as of December 31, 1994 were as follows:

                                                             TOTAL    AGGREGATE
                                                           RESTRICTED   MARKET
        NAME                                                 SHARES     VALUE
        ----                                               ---------- ----------
        Mr. Cruikshank....................................   15,000   $  496,875
        Mr. Pieper........................................   36,600    1,212,375
        Mr. Jones.........................................   37,400    1,238,875
        Mr. Baker.........................................   28,750      952,344
        Mr. Knight........................................   11,836      392,068
        Mr. LeSuer........................................   20,650      684,031

  Dividends are paid on the restricted shares.

(4) Although the 1993 Plan was approved in 1993, no long-term incentive program under the Plan was implemented in either 1993 or 1994. No other plans exist under which such payments may be made.

(5) "All Other Compensation" includes the following accruals for or contributions to various plans for the fiscal year ending December 31, 1994: (i) profit sharing plan contributions or termination surplus accruals for Mr. Cruikshank--$9,017, Mr. Pieper--$9,017, Mr. Jones--$9,017, Mr. Baker--$9,017, Mr. Knight--$16,478, and Mr. LeSuer--$9,017; (ii)
    supplemental retirement plan contributions for Mr. Cruikshank--$600,000, Mr. Pieper--$25,000, Mr. Jones--$80,000, Mr. Baker--$60,000, Mr. Knight--
    $15,000 and Mr. LeSuer--$135,000; (iii) 401(k) plan matching contributions for Mr. Jones--$2,250, Mr. Baker--$2,250 and Mr. LeSuer--$2,250; (iv) ERISA offset benefit accruals for Mr. Cruikshank--$39,074, Mr. Pieper--$24,496, Mr. Jones--$21,040, Mr. Baker--$17,132, Mr. Knight--$29,112 and Mr.
    LeSuer--$14,177, and (v) above-market earnings on ERISA offset benefit accounts for Mr. Cruikshank--$252, Mr. Pieper--$129, Mr. Jones--$31, Mr. Baker--$18, Mr. Knight--$74 and Mr. LeSuer--$1. Company contributions to split dollar life insurance premiums for Mr. Baker and Mr. LeSuer were, respectively, $1,717 and $1,826.

(6) Mr. LeSuer became an executive officer of the Company on September 16, 1993. Mr. Baker ceased to be an executive officer on May 17, 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                         POTENTIAL REALIZABLE VALUE
                          NUMBER OF   % OF TOTAL                         AT ASSUMED ANNUAL RATES OF
                         SECURITIES    OPTIONS                            STOCK PRICE APPRECIATION
  INDIVIDUAL GRANTS(1)   UNDERLYING   GRANTED TO  EXERCISE                   FOR OPTION TERM(2)
  --------------------     OPTIONS   EMPLOYEES IN   PRICE     EXPIRATION ------------------------------
          NAME           GRANTED (#) FISCAL YEAR  ($/SHARE)      DATE         5%               10%
          ----           ----------- ------------ ---------   ---------- -------------    -------------
Thomas H. Cruikshank....     90,000       8.67%    $30.875      11/3/99   $    899,896    $   2,028,065
Dale P. Jones...........     45,000       4.33%     30.875      2/16/04        873,770        2,214,306
W. Bernard Pieper.......     50,000       4.81%     30.875     11/11/00        602,127        1,393,748
Alan A. Baker...........     27,500       2.65%     30.875      2/12/00        288,762          655,104
Tommy E. Knight.........     27,500       2.65%     30.875      2/16/04        533,971        1,353,187
Ken R. LeSuer...........     27,500       2.65%     30.875      2/16/04        533,971        1,353,187
All Optionees...........  1,039,000     100.00%     32.361(3)    (3)        21,145,374       53,586,529
All Stockholders........        N/A        N/A         N/A          N/A  2,322,043,030(4) 5,884,512,942(4)

--------
(1) All options are granted at the fair market value of the Common Stock on the grant date and generally expire ten years from the grant date or three years after date of retirement, if earlier. Options vest over a three year period, with one-third of the shares becoming exercisable on each of the first three anniversaries of the grant date.
(2) The assumed values result from certain prescribed rates of stock price appreciation. Values for Messrs. Jones, Knight and LeSuer were calculated based on a 10-year exercise period and values for Messrs. Baker, Cruikshank and Pieper were calculated assuming their retirement at age 65 and a three-year exercise period after retirement. The actual value of the option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(3) The exercise price shown is a weighted average of all options granted in 1994. Options expire on either February 16, 2004 or December 9, 2004.
(4) "All Stockholders" values are calculated using the weighted average exercise price for all options awarded in 1994, $32.361, based on the outstanding shares of Common Stock on December 31, 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES              OPTIONS AT FISCAL YEAR-   IN-THE-MONEY OPTIONS AT
                          ACQUIRED    VALUE         END (SHARES)           FISCAL YEAR-END ($)
                         ON EXERCISE REALIZED ------------------------- -------------------------
          NAME               (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Thomas H. Cruikshank....       0        $0      25,000       140,000          0       $202,500
Dale P. Jones...........       0        $0      15,000        75,000          0        101,250
W. Bernard Pieper.......       0        $0      15,000        80,000          0        112,500
Alan A. Baker...........       0        $0       8,333        44,167          0         61,875
Tommy E. Knight.........       0        $0       8,333        44,167          0         61,875
Ken R. LeSuer...........       0        $0       4,666        36,834          0         61,875

                                RETIREMENT PLAN

  The purpose of the Halliburton Retirement Plan is to provide a floor for retirement benefits provided under the Halliburton Profit Sharing and Savings Plan (the "Halliburton Profit Sharing Plan").

  The Halliburton Profit Sharing Plan is intended to be the primary plan to provide retirement benefits to participating employees. The Company makes annual contributions from profits to the Halliburton Profit Sharing Plan. Such contributions may not be less than 10% of profits, as defined in the Plan (reduced by Halliburton Retirement Plan expenses), except that such contributions may not exceed the maximum amount deductible under Section 404 of the Internal Revenue Code. Contributions under the Halliburton Profit Sharing Plan for the year ended December 31, 1994 are set forth in footnote 5 to the Summary Compensation Table on page 15. It is not possible to estimate the amount of benefits payable at retirement under the Halliburton Profit Sharing Plan to Messrs. Baker, Cruikshank, Jones and Pieper because of some or all of the following: (i) amounts contributed in the future will be contingent on future profits, (ii) amounts allocated from forfeited accounts will vary, (iii) earnings on trust fund assets will vary, (iv) trust fund assets may appreciate or depreciate in value, (v) the compensation of the individual may vary, (vi) age at date of retirement may vary and (vii) the Plan may be changed or discontinued.

  The Halliburton Retirement Plan is intended to be a qualified defined benefit pension plan which is designed as a floor plan integrated with the Halliburton Profit Sharing Plan to provide an adequate level of retirement benefits for employees. An employee is eligible to participate on completion of one year of service. A participant is fully vested under the Halliburton Retirement Plan with five years of vesting service; however, there is no vesting prior to attaining five years of vesting service. Under the terms of the Halliburton Retirement Plan, each monthly pension payment will be equal to the following amount: (i) 1 1/3% of an employee's average monthly compensation (computed over the highest three calendar year period) multiplied by such employee's years of accrual service after January 1, 1990; minus (ii) a pension which is the actuarial equivalent of the participant's eligible profit sharing accounts (excluding any employer and employee contributions under the employee savings portion of the program) accumulated since January 1, 1990 under the Halliburton Profit Sharing Plan. The offset for the Halliburton Profit Sharing Plan is based upon the 1984 Unisex Pension Mortality Table and an 8 1/2% interest assumption. The form of payment is a life only annuity or the actuarial equivalent thereof. A vested participant may retire and commence receiving payment of benefits after attaining age 55. Early retirement benefits are reduced from the benefit which would otherwise be payable at the normal retirement age of 65. As noted above, the Halliburton Retirement Plan is integrated with the Halliburton Profit Sharing Plan so that benefits under the Halliburton Retirement Plan are offset by benefits under the Halliburton Profit Sharing Plan. Since the latter cannot be estimated, the maximum benefits under the integrated plans cannot be estimated. Assuming, however, that benefits under the Halliburton Profit Sharing Plan will not equal or exceed benefits under the Halliburton Retirement Plan, the estimated annual benefits under the integrated plans commencing at normal retirement at age 65, without giving effect to ERISA benefit limitations but reflecting the current ERISA limitation on creditable compensation of $150,000, for the individuals named in the Summary Compensation Table are as follows: Mr. Baker $14,333, Mr. Cruikshank $13,833, Mr. Jones $23,667, Mr. LeSuer $22,000 and Mr. Pieper $11,000. The
retirement benefits have been computed on the assumptions that (i) payments will be paid in the form of a life annuity; (ii) employment will continue until normal retirement at age 65 and (iii) levels of creditable compensation will remain constant. Mr. Knight is not a participant in this Plan.

            EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  None of the executive officers named in the Summary Compensation Table has an employment agreement with the Company.

  Pursuant to the 1993 Stock and Long-Term Incentive Plan, in the event of a change-in-control:

    A. The Compensation Committee, acting in its sole discretion, will act to effect one or more of the following alternatives with respect to outstanding stock options: (i) accelerate the time at which options may be exercised; (ii) cancel the options and pay the Optionees the excess of the per share value offered to stockholders in the change-in-control transaction over the exercise price(s) of the shares subject to options;
  (iii) make adjustments to the options as deemed appropriate to reflect the change-in-control or (iv) convert the options to rights to purchase a proportionate amount of shares of stock or other securities or property paid to shareholders in the change-in-control transaction.

    B. The Compensation Committee may, with respect to outstanding restricted stock, provide for full vesting on all shares of restricted stock and termination of all restrictions applicable thereto.

  Pursuant to the Career Executive Incentive Stock Plan, the Compensation Committee may, in the event of a tender offer for all or a part of the Company's Common Stock, accelerate the lapse of restrictions on any or all shares on which restrictions have not theretofore lapsed.

       DIRECTORS' COMPENSATION, RESTRICTED STOCK PLAN AND RETIREMENT PLAN

 Directors' Fees and Deferred Compensation Plan

  All non-employee Directors of the Company receive an annual fee of $30,000 and an attendance fee of $2,000 for each meeting of the Board of Directors. Such Directors also receive an attendance fee of $2,000 per meeting for Committee service. The Chairmen of the Compensation, Audit, Nominating, Environment, Health and Safety and Management Oversight Committees each receive an additional $2,000 annually for service in such capacities. Under the Company's Directors' Deferred Compensation Plan, Directors are permitted to defer their fees, or a portion thereof, until after they cease to be a Director of the Company. A participant may elect, on a prospective basis, to have his or her deferred compensation account either credited quarterly with interest at the prime rate of Citibank, N.A. or translated on a quarterly basis into Company Common Stock equivalents. Distribution will be made in cash either in a lump sum or in annual installments over a 5- or 10-year period, as determined by the committee appointed to administer the Plan in its discretion. Ms. Armstrong and Messrs. Campbell, Crandall, Staubach and Stegemeier have elected to participate in the Plan.

 Directors' Restricted Stock Plan

  Pursuant to the terms of the Restricted Stock Plan for Non-Employee Directors ("Directors' Restricted Stock Plan"), which was approved by the stockholders at the 1993 Annual Meeting, each non-employee Director receives an annual award of 200 restricted shares of Common Stock as a part of his or her compensation. The awards are in addition to the Directors' annual retainer and attendance fees and to amounts which would be payable under the Directors' Retirement Plan, described below. Shares awarded under the Directors' Restricted Stock Plan may not be sold, assigned, pledged or otherwise transferred or encumbered until the restrictions are removed. Restrictions will be removed following termination of Board service under certain circumstances, which include, among others, death or disability, retirement pursuant to the Company's mandatory retirement policy, or early retirement after at least four years of service. During the restriction period, Directors have the right to vote and to receive dividends with respect to the restricted shares. Any shares which, pursuant to such Plan's provisions, remain restricted following termination of service will be forfeited.

 Directors' Retirement Plan

  Under the terms of the Retirement Plan for Directors of the Company ("Directors' Retirement Plan"), a non-employee Director participant upon the benefit commencement date (the later of a participant's termination date or attainment of 65) will receive an annual benefit equal to the last annual retainer for such participant for a period of years equal to such participant's years of service on his or her termination date; provided that a minimum benefit payment period for each participant is 5 years. Non-employee Directors become participants in the Directors' Retirement Plan upon the completion of three years service, as defined in such Plan. Upon the death of a participant, benefit payments will be made to the surviving spouse, if any, over the remainder of the retirement benefit payment period. Years of service for each Director participant under the Plan are: Ms. Armstrong--18, Mr. Campbell--7, Lord Clitheroe--8, Mr. Crandall--10, Mr. Howell--4, Mr. Staubach--4 and Mr. Williamson--14. Assets of the Company are transferred to Texas Commerce Bank Dallas, as Trustee, to be held pursuant to the terms of an irrevocable grantor trust to aid the Company in meeting its obligations under the Directors' Retirement Plan. The corpus and income of the trust are treated as assets and income of the Company for federal income tax purposes and are subject to the claims of general creditors of the Company to the extent provided therein.

                              CERTAIN TRANSACTIONS

  During the period January 1, 1994 through March 20, 1995, The Staubach Company acted as agent for the Company's Halliburton Energy Services division ("HES") with respect to negotiation of three subleases, for which services it has received or will receive payments from HES of $184,687, in the aggregate. Mr. Staubach is the Chairman and Chief Executive Officer of The Staubach Company.

                                CERTAIN FILINGS

  Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and Directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange and to furnish the Company with copies. On February 1, 1994, Ken R. LeSuer effected an intra-plan transfer of the value of his beneficial interest in 2,491.3 shares of the Company's Common Stock in the Halliburton Stock Fund to another fund among the four funds available for investment by a participant in the Halliburton Profit Sharing and Savings Plan. The amended Form 4 filed with the Securities and Exchange Commission relating to such transfer was inadvertently not filed in a timely manner.

                   RATIFICATION OF THE SELECTION OF AUDITORS

                                    (ITEM 2)

  Arthur Andersen LLP or its predecessor, Arthur Andersen & Co., has examined the financial statements of the Company since 1946. A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the Company of that firm as independent accountants to examine the financial statements and the books and records of the Company for the year ending December 31, 1995. Such appointment was made upon the recommendation of the Audit Committee. The Company has been advised by Arthur Andersen LLP that neither the firm nor any member thereof has any direct financial interest or any material indirect interest in the Company and, during at least the past three years, neither such firm nor any member thereof has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, Director, officer or employee.

  Representatives of such firm are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

  The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the Annual Meeting and entitled to vote on the matter is needed to approve the proposal.

  If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS TO EXAMINE THE FINANCIAL STATEMENTS AND BOOKS AND RECORDS OF THE COMPANY FOR THE YEAR 1995.

              SHAREHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING

                                   (ITEM 3)

  The Laborers' National (Industrial) Pension Fund, 905 16th Street, N.W., Washington, D.C. 20006-1765, a holder of 11,400 shares of the Company's Common Stock, has stated its intention to present the following proposal for consideration at the Annual Meeting of Stockholders. The proposal and supporting statement, which the Board of Directors and the Company oppose, are set forth below.

RESOLUTION TO ADOPT CUMULATIVE VOTING

  BE IT RESOLVED: that the stockholders of the Halliburton Company ("Company"), assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

SUPPORTING STATEMENT

  Cumulative voting is one of the few ways stockholders can attempt to elect members who they believe better represent their views.

  It is vitally needed at the Halliburton Company, where the current board has sat passively by, collecting its annual retainer of $30,000 and accruing a lifetime pension at that amount, while the company has under performed the market and its industry peer group for the past two years.

  Cumulative voting maximizes a stockholder's voting power by allowing him or her to concentrate their votes for a single nominee or combination of nominees.

  For example, the Company has ten directors. Without cumulative voting, the owners of ten percent (10%) of the company's stock do not have a realistic chance of electing a director. They would only be able to cast their ten percent (10%) for each nominee. However, with cumulative voting, those same owners would be able to actually elect a nominee by lumping all of their votes for that nominee.

  Even if dissident stockholders do not have enough votes to elect nominees, cumulative voting ensures that management and the board will consider their views.

  Please mark your ballot in support of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

  Prior to discussing the merits of the Shareholder Proposal, management feels that it should not let pass without comment what it believes to be inaccuracies in the second paragraph of the Proponent's supporting statement. The Board has not sat passively by at any time. During the last two years, as well as in all other periods, the Board has been very active in providing direction and guidance to management of the Company. The Proponent of this proposal appears to fail to understand the substantial actions taken by the Company, as directed by the Board, to improve performance and shareholder return. Please see the discussion and Chart II on page 13 which compares the Company's total stockholders' return with the S&P 500 and S&P Energy Composite indices over the last three years. Moreover, members of the Board do not receive a lifetime pension of $30,000 annually. Each member receives retirement benefits following his or her retirement which are generally over a period equal to that of his or her Board service.

  As to the proposal itself, the identical proposal was submitted by the Proponent at the 1994 Annual Meeting of Stockholders, at which meeting it was defeated. In the opinion of the Board, the Proposal lacked merit then and it continues to lack merit.

  The Board of Directors has a duty and responsibility to manage the business and affairs of the Company in the best interests of all stockholders. In the Board's opinion, cumulative voting on the election of Directors would not be beneficial to our Directors in fulfilling this obligation. This can best be achieved by the election of Directors who represent all stockholders, without favoritism or allegiance to any particular group.

  The Company's present system of electing Directors, whereby owners of a plurality of the shares elect a Board of Directors, has enabled the Board to act for the benefit of the Company and all its shareholders. If a system of cumulative voting is adopted, holders of a small minority of the outstanding shares or a special interest group could elect one or more Directors to represent their interests on the Board. The Board believes that the election of Directors who view themselves as representing or answerable to a limited group of stockholders could result in partisanship, factionalism and discord among Directors and thus impede the functioning of the Board and weaken its ability to represent the stockholders as a whole. There should never be a question as to whether a Director is acting for the benefit of all stockholders or as the representative of a special group.

  Approval of this proposal requires an affirmative vote by a majority of the Company's Common Stock represented at the Annual Meeting and entitled to vote on this matter. The adoption of this proposal would not, in itself, institute cumulative voting but would constitute a recommendation to the Board. In order to initiate cumulative voting, the Board would have to adopt and submit a proposed amendment to the Certificate of Incorporation for consideration by stockholders at a later meeting. The Board does not feel that such action would be appropriate.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

                              COST OF SOLICITATION

  Officers and other employees of the Company may solicit proxies personally, by telephone or other telecommunications, from some stockholders if proxies are not received promptly. The Company will reimburse banks, brokers or other persons holding Company Common Stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to beneficial owners of the Company's Common Stock. All expenses of solicitation of proxies will be borne by the Company. In addition, Georgeson & Company Inc., New York City, has been retained to assist in the solicitation of proxies for the 1995 Annual Meeting of Stockholders at a fee of $12,000 plus reasonable expenses.

               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. Should a stockholder intend to present a proposal at the 1996 Annual Meeting, it must be received by the Secretary of the Company (3600 Lincoln Plaza, 500 N. Akard, Dallas, Texas 75201-3391) not later than November 22, 1995 and must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 in order to be included in the Company's proxy statement and form of proxy relating to that meeting. The 1996 Annual Meeting of Stockholders will be held May 21, 1996.

                                 OTHER BUSINESS

  The Company's bylaws provide that in addition to any other applicable requirements, for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must give timely notice in writing to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and
(iv) any material interest of the stockholder in such business. This requirement does not preclude discussion by any stockholder of any business properly brought before the Annual Meeting in accordance with such procedures.

  The management of the Company is not aware of any business to come before the meeting other than those matters described above in this Proxy Statement. If any other matters should properly come before the meeting, however, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                        By Authority of the Board of Directors.

                                      [SIGNATURE OF SUSAN S. KEITH APPEARS HERE]

                                                    Susan S. Keith
                                             Vice President and Secretary
March 21, 1995

PROXY

                              HALLIBURTON COMPANY



                 Proxy for 1995 Annual Meeting of Stockholders
          This Proxy is solicited on behalf of the Board of Directors


     The undersigned hereby appoints T.H. Cruikshank, D.P. Jones and S.S. Keith, and any of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Halliburton Company to be held in the Parisian Room of the Fairmont Hotel, 1717 N. Akard, Dallas, Texas, on Tuesday, May 16, 1995, on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 21, 1995, is acknowledged.


               (continued and to be signed on the reverse side)

To vote in accordance with the Board of Directors' recommendations just sign below; no boxes need to be checked.

[ X ] Please mark
      your votes
      as this


      -----------------     ---------------------     --------------------
           COMMON                 STOCK FUND            RESTRICTED STOCK

--------------------------------------------------------------------------------
          The Board of Directors Recommends a Vote FOR Items 1 and 2.
--------------------------------------------------------------------------------

Item 1--Election of Directors

FOR all nominees     WITHHOLD AUTHORITY       Anne L. Armstrong, Lord Clitheroe,
(except as speci-      to vote for all        R. L. Crandall, T. H. Cruikshank,
   fied below).    nominees listed at right.  W. R. Howell, D. P. Jones,
                                              C. J. Silas, R. T. Staubach,
     [  ]                  [  ]               R. J. Stegemeier and
                                              E. L. Williamson.

(Instruction: To withhold authority to vote for an individual nominee write that nominee's name on the space provided below.)


--------------------------------------------------------------------------------

                                                  FOR       AGAINST     ABSTAIN
Item 2--Proposal for ratification of selection    [ ]         [ ]         [ ]
of independent public accountants for the Company for 1995.

--------------------------------------------------------------------------------
           The Board of Directors Recommends a Vote AGAINST Item 3.
--------------------------------------------------------------------------------

                                                  FOR       AGAINST     ABSTAIN
Item 3--Shareholder proposal relating to          [ ]         [ ]         [ ]
cumulative voting in election of Directors.

Item 4--In their discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

In the absence of such direction the proxy will be voted FOR the nominees listed in Item 1 and FOR the Proposal set forth in Item 2 and AGAINST the Proposal set forth in Item 3.

                                          I PLAN TO ATTEND THE MEETING   [ ]



                               (Sign exactly as name(s) appears at left.
                               If shares are held jointly, each holder
                               should sign. If signing for estate, trust or corporation, title or capacity should be stated.)


                               Dated __________________________________, 1995


                                     ________________________________________


                                     ________________________________________
                                          (Signatures if held jointly)

Please date, sign and return this Proxy in the enclosed business envelope.